As filed with the Securities and Exchange Commission on June 15, 2023
 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
 FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________
Xencor, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-1622502
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

465 North Halstead Street, Suite 200 Pasadena, CA	91107
(Address of Principal Executive Offices)	(Zip Code)
___________________________
2023 Equity Incentive Plan
(Full title of the plan)
___________________________
Bassil I. Dahiyat, Ph.D.
President and Chief Executive Officer
Xencor, Inc.
465 North Halstead Street, Suite 200
Pasadena, California 91107
(626) 305-5900
(Name, address and telephone number, including area code, of agent for service)
___________________________
Copies to:

Deyan P. Spiridonov Paul Hastings LLP 4747 Executive Drive, 12th Floor San Diego, California 92121 (858) 458-3044	Celia E. Eckert Senior Vice President, General Counsel & Secretary Xencor, Inc. 465 North Halstead Street, Suite 200 Pasadena, California 91107 (626) 305-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement is being filed solely for the registration of (i) 3,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) of Xencor, Inc. (the “Registrant”) for issuance pursuant to awards granted under the Xencor, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), which was approved by stockholders of the Registrant on June 14, 2023 (the “Approval Date”) and (ii) any additional shares of Common Stock that become issuable under the 2023 Plan by reason of any stock dividend, stock split, or other similar transaction, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
Shares of the Registrant’s Common Stock were previously registered on Form S-8 (Registration No. 333-192635), Form S-8 (Registration No. 333-216365), Form S-8 (Registration No. 333-236607), and Form S-8 (Registration No. 333-266498) pursuant to the Xencor, Inc. 2013 Equity Incentive Plan (the “Prior Plan”). Contemporaneously with the filing of this Registration Statement, the Registrant is filing with the Securities and Exchange Commission (the “Commission”) Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Registration No. 333-192635), Form S-8 (Registration No. 333-216365), Form S-8 (Registration No. 333-236607), and Form S-8 (Registration No. 333-266498), which authorizes for issuance following the Approval Date and pursuant to awards granted under the 2023 Plan (i) shares of Common Stock that were available for grant under the Prior Plan but were unissued as of the Approval Date and (ii) shares of Common Stock that may become available if the underlying awards outstanding under the Prior Plan expire, are forfeited, cancelled, or terminated, are settled for cash, or otherwise become available in accordance with the terms of such Prior Plan after the Approval Date. Following the Approval Date, no new awards may be granted under the Prior Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant are hereby incorporated herein by reference:
(a)    the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 27, 2023 (the “2022 Form 10-K”);
(b)    the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the Commission on May 8, 2023;
(c)    the Registrant’s Current Reports on Form 8-K, filed with the Commission on February 23, 2023, February 28, 2023, March 13, 2023, April 26, 2023, May 8, 2023 and June 14, 2023;
(d)    the Registrant’s Annual Report to Security Holders, filed with the Commission on April 26, 2023 (the “2022 Form ARS”);
(e)    the portions of the Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Stockholders of the Registrant, filed with the Commission on April 26, 2023, that are specifically incorporated by reference into Part III of each of the 2021 Form 10-K and the 2022 Form ARS; and

(f)    the description of the Common Stock, contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 25, 2020, including any amendment or report filed for the purpose of updating such description.
All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents, except as to any portion of any such report or other document furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed report or other document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                             DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.                             INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.                             INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation and second amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

3

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

                                          transaction from which the director derives an improper personal benefit;

                                          act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

                                          unlawful payment of dividends or redemption of shares; or

                                          breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 7.                             EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are hereby incorporated herein by reference:

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of Xencor, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 11, 2013)

4.2
Second Amended and Restated Bylaws of Xencor, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 27, 2023)

4.3
Form of Common Stock Certificate of Xencor, Inc. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-191689), originally filed with the Commission on October 25, 2013)

4.4
Xencor, Inc. 2023 Equity Incentive Plan (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Stockholders of the Registrant, filed with the Commission on April 26, 2023)

5.1*	Opinion of Paul Hastings, LLP
23.1	Consent of Paul Hastings, LLP (included in Exhibit 5.1 to this Registration Statement)
23.2*	Consent of Independent Registered Public Accounting Firm (RSM US LLP)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
107*	Filing Fee Table
*Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on June 15, 2023.

XENCOR, INC.

By:	/s/ Bassil I. Dahiyat, Ph.D.
Bassil I. Dahiyat, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bassil I. Dahiyat, Ph.D. and John J. Kuch, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bassil I. Dahiyat, Ph.D. Bassil I. Dahiyat, Ph.D.	Director, President & Chief Executive Officer (Principal Executive Officer)	June 15, 2023

/s/ John J. Kuch John J. Kuch	Sr. Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	June 15, 2023

/s/ A. Bruce Montgomery, MD A. Bruce Montgomery, MD	Director	June 15, 2023

/s/ Kurt A. Gustafson Kurt A. Gustafson	Director	June 15, 2023

/s/ Kevin C. Gorman, Ph.D. Kevin C. Gorman, Ph.D.	Director	June 15, 2023

/s/ Richard J. Ranieri Richard J. Ranieri	Director	June 15, 2023

/s/ Ellen G. Feigal, M.D. Ellen G. Feigal, M.D.	Director	June 15,2023

/s/ Dagmar Rosa-Bjorkeson Dagmar Rosa-Bjorkeson	Director	June 15, 2023